Exhibit 99.1

Vital Farms Reports Second Quarter 2024 Financial Results and Raises Fiscal Year 2024 Guidance

Second Quarter Net Revenue of $147.4 million, up 38.5% versus Prior Year Period
Raises Fiscal Year 2024 Outlook and Reiterates Long-term Guidance

Plans for New State-of-the-Art Egg Washing and Packing Facility in Seymour, Indiana to Drive Growth

AUSTIN, TX – August 8, 2024 – Vital Farms (Nasdaq: VITL), a Certified B Corporation that offers a range of ethically produced foods nationwide, today reported financial results for its second quarter ended June 30, 2024.

Financial highlights for the second quarter ended June 30, 2024, compared to the second quarter ended June 25, 2023, include:

•
Net Revenue increased 38.5% to $147.4 million, compared to $106.4 million
•
Gross Margin expanded 362 basis points to 39.1%, compared to 35.5%
•
Net Income of $16.3 million, compared to $6.7 million
•
Net Income per Diluted Share of $0.36, compared to $0.15
•
Adjusted EBITDA of $23.3 million, compared to $11.3 million1

“Vital Farms got off to a great start in the first quarter of the year and we followed with another strong performance in the second quarter. We posted second quarter net revenue of $147.4 million, 38.5% growth versus the same period last year. I would like to thank all of our stakeholders who helped drive our mission of delivering ethical food to the table. This includes our farmers, suppliers, customers, consumers, crew members, and stockholders. Boosted by a strong first-half performance and our positive outlook for the balance of the year, we are raising our fiscal year 2024 expectations. Beyond 2024, we plan to continue to invest in the long-term health of our business. We have now passed a milestone of 350 family farms in our network, well on track to meet future demand. Additionally, with our plans for an additional state-of-the-art egg washing and packing facility in Seymour, Indiana, we are in the process of adding another cornerstone piece to our supply chain’s growing capacity to meet our $1 billion net revenue target by 2027,” said Russell Diez-Canseco, Vital Farms’ President and CEO.

1Adjusted EBITDA is a non-GAAP financial measure defined in the section titled “Non-GAAP Financial Measures” below and is reconciled to net income, its closest comparable GAAP measure, at the end of this release.

For the 13 Weeks Ended June 30, 2024

Net revenue increased 38.5% to $147.4 million in the second quarter of 2024, compared to $106.4 million in the second quarter of 2023. Net revenue growth in the second quarter of 2024 was driven by volume gains of 35.8% and price/mix benefits. Volume growth was driven by accelerated demand for existing products, expanded item offerings, and store distribution gains across new and existing retail customers.

Gross profit was $57.7 million, or 39.1% of net revenue, in the second quarter of 2024, compared to $37.8 million, or 35.5% of net revenue, in the prior year quarter. Consistent with the first quarter of 2024, gross profit growth was driven by higher net revenue, benefits of scale, and operational efficiencies. Margin growth was driven by benefits of scale, operational efficiencies, price/mix benefits, and lower conventional commodity and diesel costs. This was partially offset by a return to a normal promotional rate, as well as increased investment in crew members.

Income from operations in the second quarter of 2024 was $17.1 million, compared to income from operations of $8.0 million in the second quarter of 2023. The change in income from operations was primarily attributable to higher sales and gross profit, partially offset by higher promotional rates and personnel and marketing investments.

Net income was $16.3 million in the second quarter of 2024, compared to net income of $6.7 million in the prior year quarter. The increase in net income was primarily due to higher sales and improved gross profit performance, partially offset by increased marketing spend and higher employee-related expenses.

Net income per diluted share was $0.36 for the second quarter of 2024, compared to net income per diluted share of $0.15 in the prior year quarter.

Adjusted EBITDA was $23.3 million, or 15.8% of net revenue, in the second quarter of 2024, compared to $11.3 million, or 10.7% of net revenue, in the second quarter of 2023. The growth in Adjusted EBITDA was driven by higher sales and improved gross profit, partially offset by investments in higher marketing spend and employee-related expenses as we continue to scale a world-class organization.

Adjusted EBITDA excludes certain non-cash items. Adjusted EBITDA is a non-GAAP financial measure defined in the section titled “Non-GAAP Financial Measures” below and is reconciled to net income, its closest comparable GAAP measure, at the end of this release.

Balance Sheet and Cash Flow Highlights

Cash, cash equivalents and marketable securities were $152.7 million as of June 30, 2024, and the company had no outstanding debt. Net cash provided by operating activities was $40.1 million for the 26-week period ended June 30, 2024, compared to net cash provided by operating activities of $18.9 million for the 26-week period ended June 25, 2023.

Capital expenditures totaled $6.9 million in the 26-week period ended June 30, 2024, compared to $4.3 million in the 26-week period ended June 25, 2023.

Fiscal 2024 Outlook

Thilo Wrede, Vital Farms’ Chief Financial Officer, commented: “With another strong performance in the second quarter, I am pleased to further update our guidance for 2024. This new outlook reflects the strong performance year to date and our increased confidence for the remainder of 2024. Our increased guidance is based on a favorable commodity outlook and strong consumer demand supported by our marketing reinvestment strategy. The core of the Vital Farms strategy remains a commitment to increasing brand awareness, driving deeper loyalty with consumers, and growing our household penetration through focused efforts on brand marketing and continuous retail expansion.”

For the fiscal year 2024, management now expects:

•
Net revenue of at least $590 million, which represents at least 25% growth versus fiscal year 2023, compared to our previous expectation of at least $575 million, or 22% growth.
•
Adjusted EBITDA of at least $75 million, which represents at least 55% growth versus fiscal year 2023, compared to our previous expectation of at least $70 million, or 45% growth.
•
Capital expenditures in the range of $35 million to $45 million, consistent with the previous expectation. We continue to evaluate our capital allocation priorities and we will provide updates as necessary in future earnings reports.

Vital Farms’ guidance assumes that there are no significant disruptions to the supply chain or its customers or consumers, including any issues from adverse macroeconomic factors. Vital Farms cannot provide a reconciliation between its forecasted Adjusted EBITDA and net income (loss) and Adjusted EBITDA Margin and net income (loss) margin, their most directly comparable GAAP measures, without unreasonable effort due to the unavailability of reliable estimates for income taxes, among other items. These items are not within our control and may vary greatly between periods and could significantly impact future financial results.

Seymour, Indiana Selected to be the Site of New State-of-the-Art Egg Washing and Packing Facility

In June, Vital Farms announced Seymour, Indiana as the planned new location of its second world-class egg washing and packing facility. Located on a 72-acre plot, this new Egg Central Station (ECS) facility will build upon the key successes of the company's existing facility in Springfield, Missouri. The facility will feature similar environmental stewardship goals incorporated into its site plans, in addition to a flow-through design to improve the safety and efficiency of the overall operation. Similar to the ECS operation in Springfield, Vital Farms expects ECS Seymour will utilize industry-leading automation for processing equipment to improve overall production efficiency and quality and will employ a world-class crew to lead the way in bringing this new facility to life. ECS Seymour is expected to break ground mid-2025 and be fully operational at the beginning of 2027.

To support the new facility, Vital Farms will continue to build out its strong network of what is now more than 350 family farms. The company expects ECS Seymour will, in its first phase, create at least 150 jobs for the local community and support approximately 165 additional family farms producing the leading U.S. brand of pasture-raised eggs by retail dollar sales. ECS Seymour is expected to eventually generate more than $350 million in anticipated additional revenue as Vital Farms pushes to reach its 2027 target of $1 billion in revenue.

Conference Call and Webcast Details

Vital Farms management will host a conference call to discuss these results today, Thursday, August 8, 2024, at 8:30 a.m. Eastern Time. To participate on the live call, listeners in North America may dial +1-800-715-9871 and international listeners may dial +1-646-307-1963 with the Conference ID: 8674985. Alternatively, participants may access the live webcast on the Vital Farms Investor Relations website at https://investors.vitalfarms.com under “Events.” The webcast will be archived in 30 days.

About Vital Farms

Vital Farms (Nasdaq: VITL) is a Certified B Corporation that offers a range of ethically produced foods nationwide. Started on a single farm in Austin, Texas, in 2007, Vital Farms is now a national consumer brand that works with more than 350 family farms and is the leading U.S. brand of pasture-raised eggs by retail dollar sales. Vital Farms’ ethics are exemplified by its focus on the humane treatment of farm animals and sustainable farming practices. In addition, as a Delaware public benefit corporation, Vital Farms prioritizes the long-term benefits of each of its stakeholders, including farmers and suppliers, customers and consumers, communities and the environment, and crew members and stockholders. Vital Farms’ products, including shell eggs, butter, hard-boiled eggs, and liquid whole eggs, are sold in approximately 24,000 stores nationwide. Vital Farms pasture-raised eggs can also be found on menus at hundreds of foodservice operators across the country. For more information, visit https://vitalfarms.com/.

Forward-Looking Statements

This press release and the earnings call referencing this press release contain “forward-looking” statements, as that term is defined under the federal securities laws, including but not limited to statements regarding Vital Farms’ market opportunity, anticipated growth, specifications and timing regarding Vital Farms’ potential planned egg washing and packing facility in Seymour, Indiana, the effect of such facility on Vital Farms’ future revenue, future growth of its farm network, and future financial performance, including management’s outlook for fiscal year 2024 and management’s long-term outlook. These forward-looking statements are based on Vital Farms’ current assumptions, expectations, and beliefs and are subject to substantial risks, uncertainties, assumptions, and changes in circumstances that may cause Vital Farms’ actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to: Vital Farms’ expectations regarding its revenue, expenses, and other operating results; Vital Farms’ ability to acquire new customers, to successfully retain existing customers, and to attract and retain its personnel, farmers, suppliers, distributors, and co-manufacturers; Vital Farms’ ability to sustain or increase its profitability; Vital Farms’ ability to procure sufficient high-quality eggs, cream for its butter, and other raw materials; real or perceived quality or food safety issues with Vital Farms’ products or other issues that adversely affect Vital Farms’ brand and reputation; changes in the tastes and preferences of consumers; the financial condition of, and Vital Farms’ relationships with, its farmers, suppliers, co-manufacturers, distributors, retailers, and foodservice customers, as well as the health of the foodservice industry generally; the impact of agricultural risks, including diseases such as avian influenza; the ability of Vital Farms, its farmers, suppliers, and its co-manufacturers to comply with food safety, environmental or other laws or regulations; the effects of a public health pandemic or contagious disease on Vital Farms' supply chain, the demand for its products, and on overall economic conditions and consumer confidence and spending levels; future investments in its business, anticipated capital expenditures and estimates regarding capital requirements; anticipated changes in Vital Farms’ product offerings and Vital Farms’ ability to innovate to offer successful new products or enter into new product categories; the costs and success of marketing efforts; Vital Farms’ ability to effectively manage its growth and to compete effectively with existing competitors and new market entrants; the impact of adverse economic conditions, increased interest rates, and inflation; the impact of Vital Farms’ implementation of a new enterprise resource planning system; the potential negative impact of Vital Farms’ focus on a specific public benefit purpose and producing a positive effect for society on its financial performance; the sufficiency of Vital Farms’ cash, cash equivalents, marketable securities and availability of credit under its credit facility to meet liquidity needs; seasonality; and the growth rates of the markets in which Vital Farms competes.

These risks and uncertainties are more fully described in Vital Farms’ filings with the Securities and Exchange Commission (SEC), including in the sections entitled “Risk Factors” in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, which Vital Farms filed on May 7, 2024, its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024, which Vital Farms anticipates filing on August 8, 2024, and other filings and reports that Vital Farms may file from time to time with the SEC. Moreover, Vital Farms operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for management to predict all risks, nor can Vital Farms assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements Vital Farms may make. In light of these risks, uncertainties, and assumptions, Vital Farms cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur. Forward-looking statements represent management’s beliefs and assumptions only as of the date of this press release. Vital Farms disclaims any obligation to update forward-looking statements except as required by law.

Media:

Rob Discher

Rob.Discher@vitalfarms.com

Investors:

Anthony Bucalo

Anthony.Bucalo@vitalfarms.com

VITAL FARMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except share amounts)

(Unaudited)

	13-Weeks Ended		26-Weeks Ended
	June 30, 2024	June 25, 2023	June 30, 2024	June 25, 2023
Net revenue	$147,388	$106,445	$295,316	$225,616
Cost of goods sold	89,710	68,645	178,742	145,149
Gross profit	57,678	37,800	116,574	80,467
Operating expenses:
Selling, general and administrative	33,336	23,908	60,467	47,853
Shipping and distribution	7,203	5,853	14,799	13,679
Total operating expenses	40,539	29,761	75,266	61,532
Income from operations	17,139	8,039	41,308	18,935
Other income (expense), net:
Interest expense	(257)	(136)	(512)	(275)
Interest income	1,316	450	2,404	790
Other expense, net	(87)	(441)	(364)	(1,866)
Total other income (expense), net	972	(127)	1,528	(1,351)
Net income before income taxes	18,111	7,912	42,836	17,584
Income tax provision	1,772	1,229	7,474	3,751
Net income	16,339	6,683	35,362	13,833
Net income per share:
Basic:	$0.38	$0.16	$0.84	$0.34
Diluted:	$0.36	$0.15	$0.79	$0.32
Weighted average common shares outstanding:
Basic:	42,500,355	40,948,365	42,148,992	40,861,218
Diluted:	45,248,792	43,292,261	44,600,401	43,359,993

VITAL FARMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share amounts)

	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$133,173	$84,149
Investment securities, available-for-sale	19,533	32,667
Accounts receivable, net of allowance for credit losses of $514 and $550 as of June 30, 2024 and December 31, 2023, respectively	42,863	39,699
Inventories	31,448	32,895
Prepaid expenses and other current assets, net of allowance for credit losses of $117 and $227 as of June 30, 2024 and December 31, 2023, respectively	4,530	6,114
Income taxes receivable	2,663	—
Total current assets	234,210	195,524
Property, plant and equipment, net	68,327	66,839
Operating lease right-of-use assets	12,478	8,911
Goodwill and other assets	5,474	3,904
Total assets	$320,489	$275,178
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$33,358	$33,485
Accrued liabilities	25,928	24,218
Operating lease liabilities, current	4,085	3,057
Finance lease liabilities, current	3,620	3,255
Income taxes payable	—	1,206
Total current liabilities	66,991	65,221
Operating lease liabilities, non-current	4,387	5,771
Finance lease liabilities, non-current	9,593	10,481
Other liabilities	1,097	1,028
Total liabilities	$82,068	$82,501
Commitments and contingencies (Note 20)
Stockholders’ equity:
Preferred stock, $0.0001 par value per share, 10,000,000 shares authorized as of June 30, 2024 and December 31, 2023; no shares issued and outstanding as of June 30, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value per share, 310,000,000 shares authorized as of June 30, 2024 and December 31, 2023; 42,971,988 and 41,684,649 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	4	4
Additional paid-in capital	173,498	163,325
Retained earnings	65,087	29,725
Accumulated other comprehensive loss	(168)	(377)
Total stockholders’ equity	$238,421	$192,677
Total liabilities and stockholders’ equity	$320,489	$275,178

VITAL FARMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	26-Weeks Ended
	June 30, 2024	June 25, 2023
Cash flows from operating activities:
Net income	$35,362	$13,833
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,647	3,543
Reduction in the carrying amount of right-of-use assets	3,510	1,588
Amortization of available-for-sale debt securities	76	230
Amortization of debt issuance costs	19	—
Stock-based compensation expense	4,898	3,687
Deferred taxes	—	767
Unrealized loss on derivative instruments	346	847
Other	(132)	524
Net change in operating assets and liabilities	(8,644)	(6,108)
Net cash provided by operating activities	$40,082	$18,911
Cash flows from investing activities:
Purchases of property, plant and equipment	(6,914)	(4,292)
Purchases and settlements of derivative instruments	(669)	(662)
Sales of available-for-sale debt securities	—	1,907
Maturities and call redemptions of available-for-sale debt securities	13,335	18,453
Proceeds from the sale of property, plant and equipment	1	1,054
Return of investment in variable interest entity	—	552
Net cash provided by investing activities	$5,753	$17,012
Cash flows from financing activities:
Proceeds from borrowing under revolving line of credit	—	7,500
Proceeds from exercise of stock options	6,448	110
Proceeds from issuance of common stock under employee stock purchase plan	178	135
Repayment of revolving line of credit	—	(7,500)
Payment of tax withholding obligation on vested RSU shares	(1,351)	(636)
Principal payments under finance lease obligations	(1,672)	(773)
Payment of financing costs	(414)	—
Net cash provided by (used in) financing activities	$3,189	$(1,164)
Net increase in cash and cash equivalents	49,024	34,759
Cash and cash equivalents at beginning of the period	84,149	12,914
Cash and cash equivalents at end of the period	$133,173	$47,673
Supplemental disclosure of cash flow information:
Cash paid for interest	$512	$268
Cash paid for income taxes	11,344	$1,070
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property, plant and equipment included in accounts payable and accrued liabilities	$150	$1,266

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. However, management believes that Adjusted EBITDA and Adjusted EBITDA Margin, non-GAAP financial measures, provide investors with additional useful information in evaluating our performance.

Adjusted EBITDA and Adjusted EBITDA Margin are financial measures that are not required by or presented in accordance with GAAP. We believe that Adjusted EBITDA and Adjusted EBITDA Margin, when taken together with our financial results presented in accordance with GAAP, provide meaningful supplemental information regarding our operating performance and facilitate internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA and Adjusted EBITDA Margin are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

We calculate Adjusted EBITDA as net income, adjusted to exclude: (1) depreciation and amortization; (2) stock-based compensation expense; (3) (benefit) or provision for income taxes as applicable; (4) interest expense; and (5) interest income. We calculate Adjusted EBITDA Margin as Adjusted EBITDA divided by Net Revenue.

Adjusted EBITDA and Adjusted EBITDA Margin are presented for supplemental informational purposes only, have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA and Adjusted EBITDA Margin include that (1) they do not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA and Adjusted EBITDA Margin do not reflect these capital expenditures, (3) they do not consider the impact of stock-based compensation expense, (4) they do not reflect other non-operating expenses, including interest expense and (5) they do not reflect tax payments that may represent a reduction in cash available to us. In addition, our use of Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA and Adjusted EBITDA Margin in the same manner, limiting the usefulness as comparative measures. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial measures, including our net income and other results stated in accordance with GAAP.

The following table presents a reconciliation of Adjusted EBITDA to net income and a reconciliation of Adjusted EBITDA Margin to net income margin, the most directly comparable financial measures stated in accordance with GAAP, for the 13 and 26-week periods presented.

VITAL FARMS, INC.

ADJUSTED EBITDA RECONCILIATION

(Amounts in thousands)

(Unaudited)

	13-Weeks Ended		26-Weeks Ended
	June 30, 2024	June 25, 2023	June 30, 2024	June 25, 2023
	(in thousands)		(in thousands)
Net income	$16,339	$6,683	$35,362	$13,833
Depreciation and amortization[1]	3,288	2,297	6,499	4,437
Stock-based compensation expense	2,916	1,446	4,898	3,687
Income tax provision	1,772	1,229	7,474	3,751
Interest expense	257	136	512	275
Interest income	(1,316)	(450)	(2,404)	(790)
Adjusted EBITDA	$23,256	$11,341	$52,341	$25,193

Net revenue	$147,388	$106,445	$295,316	$225,616
Net income margin[2]	11.1%	6.3%	12.0%	6.1%
Adjusted EBITDA margin[3]	15.8%	10.7%	17.7%	11.2%

1 Amount also includes finance lease amortization.

2 Net income margin is calculated by dividing net income by net revenue.

3 Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net revenue